Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-114324
PROSPECTUS
CRAY INC.
6,367 shares of common stock
          The selling shareholders are offering and selling up to 6,367 shares of our common stock under this prospectus.
     The selling shareholders may sell the shares at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of the shares by the selling shareholders, but will bear the costs relating to the registration of the shares. For additional information on the selling shareholders’ possible methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”
     Our common stock is traded on the Nasdaq Global Market under the symbol “CRAY.” On October 12, 2007, the closing price for our common stock was $6.82 per share.
     All numbers of shares of our common stock in this prospectus, per share calculations, trading prices and similar information involving our common stock reflect the one-for-four reverse stock split effected on June 8, 2006. Such information in documents dated prior to June 8, 2006, that are incorporated by reference into this prospectus do not reflect the one-for-four reverse stock split.
     Investing in our common stock involves significant risks. Before purchasing any of the common stock, you should carefully consider the “Risk Factors” contained in our quarterly report on Form 10-Q for the year ended June 30, 2007, and our future filings with the Securities and Exchange Commission, which are incorporated by reference into this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES, OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is October 15, 2007.

          This prospectus does not constitute an offer of, or an invitation to purchase, any of the shares of common stock in any jurisdiction in which, or to any person to whom, such offer or invitation would be unlawful. In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated information, as applicable. Neither the delivery of this prospectus nor any sales of the common stock shall, under any circumstances, create any implication that there has been no change in the affairs of Cray Inc. after the date of this prospectus.

          You should rely only on information contained or incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference” on page 8. Neither we nor the selling shareholders have authorized any other person to provide you with information different from that contained in this prospectus.
          The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

OUR BUSINESS
     We design, develop, manufacture, market and service high performance computing (“HPC”) systems, commonly known as supercomputers. Our supercomputer systems provide capability, capacity and sustained performance far beyond typical server-based computer systems and address challenging scientific and engineering computing problems.
     We believe we are well-positioned to meet the HPC market’s demanding needs by providing superior supercomputer systems with performance and cost advantages when sustained performance on challenging applications and total cost of ownership are taken into account. We differentiate ourselves from our competitors primarily by concentrating our research and development efforts on the processing, interconnect and software capabilities that enable our systems to scale — that is, to continue to increase performance as our systems grow in size. Purpose-built for the supercomputer market, our systems balance highly capable processors, highly scalable software and very high speed interconnect and communications capabilities.
     We focus our sales and marketing activities on government agencies, industrial companies and academic institutions that purchase high-end HPC systems. We sell our products primarily through a direct sales force that operates throughout the United States and in Canada, Europe, Japan and Asia-Pacific.
     We were incorporated under the laws of the State of Washington in December 1987 under the name Tera Computer Company. We changed our corporate name to Cray Inc. in connection with our April 2000 acquisition of the Cray Research operating assets from Silicon Graphics, Inc. Our corporate headquarter offices are located at 411 First Avenue South, Suite 600, Seattle, Washington, 98104-2860, our telephone number is (206) 701-2000 and our website address is: www.cray.com. The contents of our website are not incorporated by reference into this prospectus or our other SEC reports and filings.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains or incorporates by reference ‘‘forward-looking statements’’ that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief; and any statement of assumptions underlying any of the foregoing. We assume no obligation to update these forward-looking statements. The risks, uncertainties and assumptions referred to above include the following: significantly fluctuating operating results with possibility of periodic losses; the need for increased product revenue and margin, particularly from our Cray XT4 and successor massively parallel systems; completion of the development of the Cray XMT and BlackWidow systems; our reliance on third-party suppliers to build and timely deliver components that meet our specifications; the technical challenges of developing new supercomputer systems on time and budget; competitive pressures from established companies well known in the high performance computer market and system builders and resellers of systems constructed from commodity components; the timing and level of government support for supercomputer system purchases and development; a volatile stock price; our ability to attract, retain and motivate key employees and other risks that are described from time to time under ‘‘Risk Factors” in our SEC reports. In various reports that we file with the SEC, and that have been or may be incorporated by reference herein, we rely on and refer to information and statistics regarding the markets for various products. We obtain this information from third party sources, discussions with our customers and our own internal estimates. We believe that these third-party sources are reliable, but we have not independently verified them and we cannot assure you that they are accurate.

SELLING SHAREHOLDERS
     On April 1, 2004, we acquired OctigaBay Systems Corporation, or OctigaBay, through a wholly-owned subsidiary. As a result of the acquisition:
•	we issued 1,890,221 shares of our common stock to certain shareholders of OctigaBay in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof; and

•	our wholly-owned Nova Scotia subsidiary issued 1,210,105 shares that were exchangeable into an equivalent number of shares of our common stock to certain other shareholders of OctigaBay in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof. We refer to these securities as “Exchangeable Shares.” As of January 31, 2006, all Exchangeable Shares had been exchanged for shares of our common stock.
     The offer and sale of the shares of our common stock upon the exchange of the Exchangeable Shares were made in reliance on Regulation S or Regulation D under the Securities Act and, consequently, such shares are deemed to be restricted securities within the meaning of the Securities Act. As a partial inducement to the OctigaBay shareholders to approve our proposal to acquire their company, we agreed to file a registration statement, of which this prospectus forms a part, to register the resale of shares of our common stock issuable to the holders of the Exchangeable Shares upon the exchange thereof. We have agreed with the selling shareholders to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholders.
     As of the date of this prospectus, the selling shareholders beneficially owned an aggregate of 6,367 shares of common stock which they had received in exchange for Exchangeable Shares, which includes any transferee, donee, devisee, pledgee or distributee of any selling shareholder. All of the shares covered by this prospectus are being sold for the account of the selling shareholders. If all shares covered by this prospectus are sold, we have been advised that the selling shareholders will not hold any shares of our common stock. The shares covered by this prospectus include only the shares of common stock issued to the selling shareholders upon exchange of the Exchangeable Shares.

			Ownership After Offering
			If All Shares Offered
	Shares Owned	Shares Being	Hereby Are Sold
Selling Shareholder	Prior To Offering	Offered	Shares	Percent
William Barrable	0	6,300	0	0
Jose Rabasso	0	67	0	0
     No selling shareholder has had any material relationship with us or any of our affiliates within the past three years, nor has any right with respect to the nomination or election of our directors or those of our affiliates.

PLAN OF DISTRIBUTION
     We are registering the shares covered by this prospectus for the selling shareholders. The selling shareholders and their pledgees, donees, transferees or other successors-in-interest may sell the shares directly or through agents, broker-dealers, or underwriters, in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of sale, or at negotiated prices. In addition, the shares may be sold by one or more of the following methods:
•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker solicits purchases;

•	privately negotiated transactions; or

•	any combination of these methods of sale.
     Such sales may be effected in transactions on any national securities exchange, U.S. inter-dealer quotation system or registered national securities association on which our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, or “at the market” to or through market makers or into an existing market for the shares. The selling shareholders also may sell our common stock short and deliver the shares offered hereby to close out such short positions.
     The selling shareholders also may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with any such derivative transactions, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by a selling shareholder or borrowed from a selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus constitutes a part.
     Some or all of the common stock covered by this prospectus may be sold to or through an agent, broker-dealer or underwriter. Any shares sold in that manner will be acquired by the agent, broker-dealer or underwriter for its own account and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times. Some of the agents, broker-dealers or underwriters and their associates may be customers of, engage in transactions with and perform services for us or the selling shareholders in the ordinary course of business. The specific number of shares of common stock to be sold in this manner and the purchase price, public offering price, names of any agent, broker-dealer or underwriter, any applicable commission or discount and other terms constituting compensation from the selling shareholder, and any other material information with respect to a particular offering will be set forth in a prospectus supplement or post-effective amendment to the registration statement of which this prospectus constitutes a part.
     We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the selling shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.
     Regulation M under the Exchange Act provides that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, such person generally may not purchase shares of our common stock. The selling shareholders are subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. The foregoing may affect the marketability of our common stock.
     The selling shareholders may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act.
     In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any of the selling shareholders qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act.
     In addition to selling its shares under this prospectus, the selling shareholders may:
•	agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.
     Upon notification by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, or a post-effective amendment to the registration statement of which this prospectus constitutes a part, that discloses the material terms of the transaction.

LEGAL MATTERS
     For purposes of this offering, Kenneth W. Johnson, our general counsel has given an opinion on the validity of the common shares. As of the date of this prospectus, Mr. Johnson held 47,395 shares of our common stock and options exercisable for 118,022 shares of our common stock.
EXPERTS
     The financial statements and related financial statement schedule as of December 31, 2005, and 2006, and for the two years then ended, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, have been audited by Peterson Sullivan PLLC, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference (which reports express (1) an unqualified opinion on the financial statements, (2) an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The financial statements and related financial statement schedule for the year ended December 31, 2004, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and related financial statement schedule and includes an explanatory paragraph related to the restatement described in Note 20 to the financial statements), which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LIMITATION OF LIABILITY AND INDEMNIFICATION
     Our Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to Cray or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Restated Bylaws provide that Cray will indemnify its directors and, by action of the Board of Directors, may indemnify its officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cray pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
               The SEC allows us to “incorporate by reference” into this prospectus the publicly filed reports described below, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede the information contained in this prospectus. We specifically incorporate by reference in this prospectus the following documents we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, which we refer to hereafter as the Exchange Act (other than any portions of the respective filings that were furnished pursuant to Item 2.02 or 7.01 of Current Reports on Form 8-K or other applicable SEC rules) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the filing date and the effective date of the post-effective amendment of which prospectus is a part, or after such effective date and until the selling shareholders have sold all the shares:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 9, 2007;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on June 20, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 8, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed on August 7, 2007;

•	our Current Report on Form 8-K, filed on January 4, 2007;

•	our Current Report on Form 8-K, filed on January 9, 2007;

•	our amended Current Report on Form 8-K, filed on February 12, 2007;

•	our Current Report on Form 8-K, filed on February 16, 2007;

•	our Current Report on Form 8-K, filed on March 27, 2007;

•	our current Report on Form 8-K, filed on May 4, 2007;

•	our current Report on Form 8-K, filed on June 5, 2007;

•	our current Report on Form 8-K, filed on June 7, 2007;

•	our current Report on Form 8-K, filed on August 3, 2007;

•	our current Report on Form 8-K, filed on August 21, 2007;

•	our Definitive Proxy Statement for the 2007 annual meeting of our shareholders, filed on March 30, 2007; and

•	The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     These filings are available at the SEC’s website, www.sec.gov, as well as our website, www.cray.com. We will furnish without charge, on written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with the prospectus. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104, telephone (206) 701-2000.
     The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.
     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For a more detailed evaluation, you should refer to the copy of the contract or other document filed as an exhibit to the Registration Statement.
     You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other the date on the front of this prospectus or the dates of the incorporated documents.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Information in the registration statement has been omitted from this prospectus as permitted by the Securities and Exchange Commission’s rules.
     We file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement of which this prospectus constitutes a part and any other materials that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to you free of charge on that SEC web site at http://www.sec.gov.